Exhibit 99.1

Food Company, Inc.

One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625

NEWS RELEASE

Contact: Marty Ordman

Phone: (818) 879-4834

Investor Contact: Beth Potillo

Phone: (818) 879-6733

DOLE FOOD COMPANY, INC. ANNOUNCES

ACQUISITION OF SUNNYRIDGE FARM, INC.

WESTLAKE VILLAGE, California – October 11, 2011 – Dole Food Company, Inc. (NYSE: DOLE) today announced that it has acquired all of the capital stock of the parent of SunnyRidge Farm, Inc., one of the top fresh blueberry companies in the United States. SunnyRidge also sources and sells blackberries, strawberries and raspberries.

David A. DeLorenzo, President and Chief Executive Officer of Dole Food Company, stated: “We are very pleased with our acquisition of SunnyRidge Farm and welcome their management team, employees and growers into the Dole family. Their premium blueberry and blackberry operations are an excellent strategic complement to our existing fresh and frozen berry operations, both of which have previously focused on strawberries. Blueberries and blackberries are some of the fastest growing items in the produce category and also amongst the most nutritious fruits. The SunnyRidge acquisition lets us advance our commitment to providing the consumer with an ever growing array of healthful, nutritious fruits and vegetables.”

Keith D. Mixon, President of SunnyRidge Farm, Inc., stated: “We at SunnyRidge Farm, including the Mixon family, are proud and delighted to be joining one of the world’s great food companies. We share Dole’s passion for improving consumer health and nutrition, and look forward to building the business further, within the Dole family of companies.”

Dole, with 2010 net revenues of $6.9 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.